Exhibit 99.1
                              Fiscal Quarter Ended
                                January 31,2006

Mass Megawatts Wind Power, Inc. (OTC Bulletin Board MMGW) reports for fiscal quarter ending January 31, 2006.


WORCESTER, MA, March 17, 2006 /PRNewswire-FirstCall/ -- Mass Megawatts Wind Power, Inc. (OTC Bulletin Board MMGW) reports a third quarter loss of four cents per share or $119,435. The third fiscal quarter ended January 31, 2006. In the same three month period ending January 31, 2005 of the previous year, Mass Megawatts had a net loss of three cents per share or $87,403.

During 2005, the wind industry installed more than $3 billon in new wind generating equipment serving more than 2.3 million households. Those wind power plants can generate electricity at less than 5 cents per kilowatt hour, not including the federal production tax credit.

Mass Megawatts on a large scale is anticipated to reduce the cost of producing wind power at least 35% less than the cost of traditional wind power plants. For example, Mass Megawatts uses smaller blades utilizing a fraction of the material per rated kilowatt. Another advantage for Mass Megawatts is the lower maintenance cost with the generators and gearboxes being isolated from problem causing vibration. As a result, it prevents premature failure.

For more information, the web site is www.massmegawatts.com and the company can be reached at the phone number of (508) 751-5432.

This press release contains forward-looking statements that could be affected by risks and uncertainties, including but not limited to Mass Megawatts Wind Power, Inc. ability to produce a cost-effective wind energy conversion device. Among the factors that could cause actual events to differ materially from those indicated herein are: the failure of Mass Megawatts Wind Power, Inc. to achieve or maintain necessary zoning approvals with respect to the location of its MAT power developments; the ability to remain competitive; to finance the marketing and sales of its electricity; general economic conditions; and other risk factors detailed in periodic reports filed by Mass Megawatts Wind Power, Inc.

Contact:

Jon Ricker (508) 751-5432
JonRicker@massmegawatts.com

www.massmegawatts.com